Exhibit 99.1
SIGN-ON RESTRICTED SHARE AWARD AGREEMENT

THIS SIGN-ON RESTRICTED SHARE AWARD AGREEMENT (the “Agreement”), is made effective as of September 9, 2008 (the “Grant Date”), between Nalco Holding Company, a Delaware corporation (the “Company”), and David E. Flitman (“Flitman”).

R E C I T A L S:

WHEREAS, in connection with Flitman’s hiring as an officer of Nalco Company, Nalco Company and Flitman have entered into an Employment Letter Agreement, Standard Nalco Employment Agreement  both dated as of July 17, 2008 and a Severance Agreement dated September 9, 2008.

WHEREAS, in connection with Flitman’s hiring as an officer of Nalco Company, the Compensation Committee (the “Committee”) has determined that it would be in the best interests of the Company and its stockholders to grant the Restricted Share award provided for herein (the “Restricted Share Award”) to Flitman pursuant to the terms set forth below.

WHEREAS, the Restricted Share Award is being made to Flitman subject to the terms of the Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan (the “Plan”), except as otherwise stated herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.           Grant of the Restricted Shares.  Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to Flitman a Restricted Share Award consisting of 51,858 restricted shares (hereinafter called the “Restricted Shares”), that, subject to vesting, are convertible into an equal number of shares of the Company’s Common Stock (the “Shares”).  The number of Restricted Shares shall be determined by dividing the value of the award, One Million Two Hundred Thousand Dollars, by the closing date price on the Company’s stock on the fifth business day of the month following the grant.

2.           Vesting.  The Restricted Shares shall vest and become nonforfeitable in accordance with  Exhibit A to this Agreement.

3.           Certificates.  The Restricted Shares shall be evidenced by this Agreement.  The Shares shall be issued by the Company and shall be registered in Flitman’s name on the stock registry of the Company promptly after the date such Restricted Shares vest, if ever.  Without limiting the generality of this Section 3, no certificates shall be issued for fractional Shares.

4.           Rights as a Stockholder.  Flitman shall have no rights of a common stockholder of the Company unless and until the Restricted Shares vest and the Shares are issued to him.

5.           Legend on Certificates.  The certificates representing the vested Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable to reflect the provisions of this Agreement or under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6.            No Right to Continued Employment.  The granting of the Restricted Shares evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of Flitman and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the employment of Flitman.

7.           Transferability.  Unless otherwise permitted by the Committee, the Restricted Shares may not, at any time prior to becoming vested pursuant to Exhibit A, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Flitman and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8.           Withholding.  Flitman may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the grant of Restricted Shares, or their vesting, and the subsequent delivery of Shares or any payment or transfer with respect to the Restricted Shares or the Shares and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

9.           Securities Laws.  Upon the vesting of any Restricted Shares, Flitman will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10.           Notices.  Any notice necessary under this Agreement shall be addressed to the Company in care of is General Counsel at the principal executive office of the Company and to Flitman at the address appearing in the personnel records of the Company for Flitman or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of laws.

12.           Plan Terms.  This grant shall be subject to the terms and conditions of the Plan, except as otherwise stated in this Agreement.

13.            Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Without limiting the generality of the foregoing, any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

NALCO COMPANY

NAME: Mary Manupella
ITS: Vice President Human Resources

David E. Flitman

EXHIBIT A
Vesting of Restricted Shares

Subject to Flitman’s continued employment with the Company, Nalco Company or their affiliates, the Restricted Shares shall vest on September 8, 2010.

(a)           Notwithstanding the above clause, requiring continued employment, all of the Restricted Shares shall immediately vest upon (i) the Nalco Company’s termination of Flitman’s employment without Cause, or (ii) a Change of Control.

(b)           Notwithstanding the above clause requiring continued employment, in the event of (i) Flitman’s death or (ii) the termination of Flitman’s employment due to Permanent Disability, then a prorated portion of the Restricted Shares shall vest reflecting the period of service.

(c)           If Flitman’s Employment with the Company or Nalco Company is terminated for any reason other than those set forth in clause (a) or (b) above, then the Restricted Shares shall, to the extent not then vested, be forfeited by Flitman without any payment or other consideration.

(d)           As used in this Exhibit (and elsewhere in the Agreement), the terms “Cause” and “Permanent Disability” shall have the meanings assigned to them in the Severance Agreement.  “Change of Control” shall have the meaning assigned to it in the Employment Letter Agreement.